UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 20, 2014
OMEGA BRANDS INC.
(Exact name of registrant as specified in its charter)
Nevada	000-55216	33-1225672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 S. Division Street, Carson City, Nevada	89703-4202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	702-425-3296
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Effective June 20, 2014, Jim Dickson resigned as chief financial officer, treasurer and secretary of Omega Brands Inc. (the “Company”).  Mr. Dickson's resignation was not the result of any disagreement with the Company regarding its operations, policies, practices or otherwise. Mr. Dickson remains as the Company’s president, chief executive officer and director.

Effective June 20, 2014, Richard D. Russell was appointed as chief financial officer, treasurer and secretary of the Company.

Richard D. Russell – Chief Financial Officer, Treasurer and Secretary

Mr. Richard D. Russell provides consulting services and is also chief financial officer for Mission Health Communities.  Prior to that, he was the senior director of corporate finance, head of internal audit and assistant corporate controller at Cott Corporation (a $2.2 public corporation – COT), where he was responsible for the overall financial integrity, reporting (Securities and Exchange Commission and internal), corporate compliance, accounting and due diligence for acquisitions. He was instrumental in a number of debt and stock issuances at Cott including a $500 million acquisition that allowed Cott to grow to a $2.2 billion company. Mr. Russell has over 25 years of experience working at both Ernst & Young and a number of public companies in media (Media General Broadcast), transportation (Quality Distribution), manufacturing (Cott Corporation) and business services (Danka) where he was a key member of their finance and accounting team while also being an integral member of providing due diligence and integration services for various acquisitions. Mr. Russell holds a B.S. in Accounting and a Masters in Tax Accounting from the University of Alabama and an M.B.A. from the University of Tampa, and he is a Certified Public Accountant in Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA BRANDS INC.
/s/ Jim Dickson
Jim Dickson
President, Chief Executive Officer and Director
Date: June 24, 2014